Exhibit 10.1
FIRST AMENDMENT TO THE SEPARATION & RELEASE AGREEMENT OF MATTHIAS SCHROFF
This First Amendment To The Separation & Release Agreement Of Matthias Schroff (the “Amendment”) is effective as of the 12th day of June, 2023 (the “Effective Date”), by and between Matthias Schroff (the former “Executive”) and EXICURE, INC. (the “Company”) (each of the former Executive and the Company, a “Party,” and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and the Executive have entered into that certain Separation & Release Agreement effective April 26, 2023 (the “S&R Agreement”);
WHEREAS, the Company and former Executive amended the Executive Agreement pursuant to that certain First Amendment to the S&R Agreement on June 12, 2023 (the “First Amendment”); and
WHEREAS, the Company and the former Executive wish to amend the S&R Agreement and the First Amendment as set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
AGREEMENT
1.Amendments to Section 3.
a.Section 3(c) of the S&R Agreement is hereby amended and restated in its entirety as follows:
Additional Payment. On June 12, 2023, grant You an additional number of shares of the common stock of the Company at the closing price on the date of such grant with a gross value equal to Three Hundred and One Thousand Nine Hundred Twelve Dollars and Thirty-Nine Cents ($301,912.39) (the “Additional Shares Payment”), less shares to cover income tax that will be paid by the company; and
b.Section 3(d) of the S&R Agreement is hereby amended and restated in its entirety as follows:
“Accelerated Vesting. On June 12, 2023 (the “Acceleration Date”), accelerate the vesting of all Your outstanding equity awards such that those awards become fully vested and exercisable as of the Acceleration Date, subject to and in accordance with the terms and conditions of the applicable award agreement governing each award, and the Company’s 2015 and 2017 Equity Incentive Plan,
(the above-referenced items collectively, the “Separation Benefits”). Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Effective Date shall be the date used in determining benefits under all Company employee benefit plans. The Company’s obligation to provide You with the Separation Benefits above shall terminate immediately upon any breach by You of this Agreement or any post-termination obligations to which You are subject.

2.The former Executive reaffirms, acknowledges and agrees to continue to comply with all other aspects of the Separation & Release Agreement, including the Release, the No Admission of Liability, Confidentiality, Non-Hire, Non-Disparagement, and Prohibited Post-Employment Activities.
3.The former Executive confirms that he has read this Amendment, understands the terms thereof and has had sufficient opportunity to obtain independent legal advice.
4.Except as modified or amended in this Amendment, no other term or provision of the S&R Agreement or First Amendment is amended or modified in any respect. The S&R Agreement, and its exhibits, along with this Amendment, set forth the entire understanding between the Parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the former Executive and an authorized officer of the Company.

The Parties have executed this FIRST AMENDMENT TO THE SEPARATION & RELEASE AGREEMENT OF MATTHIAS SCHROFF on the day and year written above.

EXICURE, INC.

_/s/Jung Sang Kim___________
Jung Sang (Michael) Kim
Chief Executive Officer

FORMER EXECUTIVE

_/s/ Matthias Schroff________
Matthias Schroff